Exhibit (a)(1)(Q)

January 25, 2016

Re: Your Ocata Therapeutics stock; ACTION REQUIRED

Dear Ocata Stockholder,

On November 10, 2015, Astellas agreed to acquire Ocata at a price of $8.50 per share. We are writing to you because you hold shares of Ocata’s common stock. The tender offer is set to expire on February 9, 2016, at 5:00 pm EST.

We are very excited about the combination of Astellas and Ocata and are fully committed to achieving a successful completion of the transaction on the agreed upon terms. We view this as the coming together of two companies with significant accomplishments and a shared commitment to the development of innovative therapies that address the unmet medical needs of patients suffering from severe diseases. To this end, we intend to develop a center of excellence in regenerative medicine around the Ocata platform.

We highly value Ocata’s R&D capabilities, where we plan to make further investments, and expect Ocata to play a key role within Astellas’ R&D in ophthalmology and cell therapy. We believe that Astellas’ offer represents an attractive proposal to Ocata’s stockholders, and we look forward to closing the tender offer at the end of this offering period.

The offer price of $8.50 in cash per Ocata share represents a premium of over 90% to Ocata’s share price on the day prior to announcement of the transaction. We remain committed to offering the $8.50 price per share, even though the Wells Fargo Biotechnology Small Cap Index of companies is down by 26% since we announced the deal.

What do you need to do?

The tender offer is scheduled to expire on February 9, 2016 at 5:00pm EST.

If you hold your shares at a bank or broker and would like to tender your shares into the offer, you should instruct your bank or broker to act on your behalf as soon as possible. If you hold your shares directly (e.g., paper certificates) and wish to tender your shares, please complete the enclosed Letter of Transmittal and return it in the enclosed envelope so that it arrives before the February 9, 2016 expiration date.

If you have questions about the offer, or are unclear about what to do, please contact the information agent: Georgeson Inc. at (866) 278-8941.

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Astellas’ and Ocata’s beliefs and expectations and statements about Astellas’ proposed acquisition of Ocata, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Astellas and Ocata are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Astellas’ or Ocata’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Ocata, see the discussion of risks and uncertainties in Ocata’s annual report on Form 10-K for the fiscal year ended December 31, 2014, its most recent Quarterly Report on Form 10-Q, and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and neither Astellas nor Ocata undertakes any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Additional Information

This communication is provided for informational purposes only. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the Letter of Transmittal and other documents relating to the Offer) that Astellas Pharma Inc. and Laurel Acquisition Inc. filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2015. In addition, Ocata Therapeutics, Inc. (“Ocata”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer Statement on November 19, 2015. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY OCATA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Such documents have been made available to Ocata’s stockholders at no expense to them at www.ocata.com. In addition, you may obtain copies of these documents (and all other Offer Documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. OCATA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT OFFER DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.